Exhibit 99.1

For Immediate Release	Contact: Laurita Warner
November 3, 2003	973-802-9989

PRUDENTIAL FINANCIAL COMPLETES SALE OF NATIONAL AND

NEW JERSEY PROPERTY & CASUALTY BUSINESSES

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) announced today the completion of the sale of its property and casualty insurance companies that operate nationally in 48 states outside New Jersey, and the District of Columbia, to Liberty Mutual Group. The company also announced that it has completed the sale to Palisades Group of its New Jersey property and casualty insurance companies, which operate only in New Jersey.

Prudential Financial has entered into long-term distribution agreements with Liberty Mutual, Palisades and Homesite, a strategic partner of Palisades, to permit eligible Prudential agents to continue to sell property and casualty insurance products.

Prudential Financial companies, with approximately $422 billion in total assets under management as of June 30, 2003, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.